EXHIBIT 99.1

      WEIRTON STEEL REPORTS 2001 FOURTH QUARTER, YEAR-END FINANCIAL RESULTS

FOR IMMEDIATE RELEASE
February 15, 2002

WEIRTON, W.VA. - Weirton Steel Corp. today reported a 2001 fourth quarter loss of $180 million and a loss of $533 million for the year.

Excluding a restructuring expense of $129 million related to an early retirement program, the net loss for the fourth quarter was $51 million.

"The past several years of battling unfairly priced steel imports, coupled with the sluggish economy, adversely affected our financial results for 2001. During last year, steel selling prices were driven to their lowest levels in many years. We look forward to a positive decision by President Bush on remedies to deal with the import problem," said John H. Walker, Weirton Steel president and chief executive officer.

By comparison, the company lost $60 million in 2000's fourth quarter and $85 million for the year.

Net sales for the 2001 fourth quarter were $227 million on shipments of 512,900 tons, compared to $210 million on 470,800 tons shipped in the fourth quarter of 2000. Net sales for 2001 were $960 million on shipments of 2.2 million tons compared to $1.1 billion on 2.4 million tons shipped in 2000.

During the 2001 fourth quarter, the company finalized a $200 million senior credit facility with Fleet Capital Corp. together with vendor financing programs and a work force reduction plan to be fully implemented by the end of the first quarter of this year. Weirton Steel also initiated the fourth part of its strategic initiative, a long-term debt restructuring plan.

The 2001 fourth quarter loss of $180 million equates to $4.34 per diluted share of common stock compared to the 2000 fourth quarter loss of $85 million which equates to $2.06 per share of common stock.

Weirton Steel is the seventh largest U.S. integrated steel company.

(Any statement contained in this release, other than historical information, is forward-looking. A variety of factors could cause business conditions and the company's actual results and experience to differ materially from those expected by the company or expressed in the company's forward-looking statements. Additional information concerning these factors is available in the company's most recent annual report and filings with the U.S. Securities and Exchange Commission.


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WEIRTON STEEL CORP. MEDIA CONTACT:
Gregg Warren, Director-Corporate Communications (304) 797-2828